                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-12

                         Willamette Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

                                                                              News Release
                                                        [Willamette Industries, Inc. Logo]

FOR IMMEDIATE RELEASE
May 14, 2001

CONTACT:    Greg Hawley             Cathy Dunn                  Paul Verbinnen/David Reno/
            EVP & CFO               VP Communications           Jim Barron
            Willamette Industries   Willamette Industries       Citigate Sard Verbinnen
            503-273-5640            503-273-5642                212-687-8080


            WEYERHAEUSER PREMIUM ERODED BY RISE IN INDUSTRY STOCK
                 PRICES SAYS WILLAMETTE LETTER TO SHAREHOLDERS

       Letter Argues Decision To Reject Offer As 'Inadequate' Vindicated


      PORTLAND, ORE. - May 14, 2001 - Willamette Industries (NYSE:WLL) today announced that it has sent a letter to its shareholders arguing that Weyerhaeuser Company's (NYSE: WY) revised tender offer is inadequate and not in the best interests of shareholders. The letter urges shareholders to elect Willamette's Board nominees at the upcoming June 7 annual meeting.

The text of the letter follows:

                                                                    May 11, 2001

  Dear Fellow Shareholders:

  On May 8, 2001, the Board of Willamette rejected Weyerhaeuser's amended offer to acquire your company for $50 per share because we believe it dramatically undervalues Willamette's premier franchise and would deny you value that is rightfully yours.

  WHY SHOULD YOU BELIEVE WEYERHAEUSER'S SELF-SERVING RHETORIC? DON'T LET THEM ACQUIRE YOUR COMPANY FOR LESS THAN IT'S WORTH.

  IS WEYERHAEUSER REALLY OFFERING YOU ANY PREMIUM FOR YOUR SHARES? WE BELIEVE WILLAMETTE COULD BE TRADING TODAY AT $45-$50 PER SHARE, EVEN WITHOUT WEYERHAEUSER'S LATEST OFFER.

Our reasons are clear and straightforward:

The Industry Composite (1) is up 28% and Weyerhaeuser is up 33% since it began its offer in November 2000:

  . Since Willamette has outperformed both the Industry Composite and Weyerhaeuser since November 2000 by most key financial metrics, such as operating margins, cash flows and returns, we believe your shares could have gone up even more than 28% or 33% in the absence of their offer to approximately $45, reducing their implied "premium" to approximately 10% - hardly compelling.

  . Furthermore, based upon current valuation multiples (both Price to Earnings and Enterprise Value to EBITDA) for the industry, we believe your shares could even be trading above $50 today in the absence of Weyerhaeuser's hostile offer.

DON'T BELIEVE WEYERHAEUSER WHEN THEY SAY THEIR OFFER IS `COMPELLING', BECAUSE:

  . We believe that, based on recent Wall Street (IBES) EPS estimates and other reasonable assumptions, Weyerhaeuser's offer would result in accretion of approximately 30% on a cash basis to its 2002 cash EPS - a compelling value for Weyerhaeuser shareholders. Willamette's shareholders would receive none of this
                                                                   ----
upside.

  . Weyerhaeuser's paltry increase of only $2 per share does nothing to change our minds, as we believe that we can deliver more value to you over the long-term.

  . Rising industry stock prices have vindicated our decision not to accept Weyerhaeuser's offer.

  . Remember, Weyerhaeuser's incentive is to pay as little as possible for your Company.





---------------------------
(1) The "Industry Composite" is comprised of Boise Cascade Corporation, Georgia-Pacific Group, International Paper Company, Louisiana-Pacific Corporation, Smurfit-Stone Container Corporation, Temple-Inland, Inc., and Weyerhaeuser. The Willametter Board believes the companies included in the "Industry Companies" are most representive of Willamette's business mix.

IT APPEARS THAT WEYERHAEUSER IS OPPORTUNISTICALLY TRYING TO ACQUIRE YOUR COMPANY - THEY HAVE CONSISTENTLY MADE OFFERS WHEN INDUSTRY STOCK PRICES ARE DEPRESSED.

                        Weyerhaeuser's Low-ball Offers

             [Graph illustrating price of Willamette Common Stock
          from November 12, 1990 to May 10, 2001 and timing of three separate offers by Weyerhaeuser. Prices indicated on
            the graph/chart from November 10, 2000 to May 10, 2001
           are implied prices calculated by applying the percentage
          changes in Weyerhaeuser's share price to Willamette's share price as of November 10, 2000.]

WE BELIEVE WEYERHAEUSER'S AMENDED OFFER DRAMATICALLY UNDERVALUES YOUR COMPANY.

We ask you to consider the following facts:

  . Your board and management have delivered for you an average annual return (including re-invested dividends) on Willamette's common stock of nearly four times that of the Industry Composite over the period 1991 through November 10, 2000.
  . Willamette has historically led the industry in most key financial metrics and the Board believes that Willamette is well positioned to continue this outperformance as an independent company.
  . The premiums and multiples implied by the revised offer are well below those paid in recent comparable industry transactions.
  .  We have traded above $50 per share in the past.
  . Willamette has undertaken significant value enhancing initiatives over the last few years that are expected to increase annual EBITDA by $300 - $400 million, or approximately 30 - 40%. Weyerhaeuser's offer incorporates none of this value.
  . The Board has received the opinion of Goldman, Sachs & Co., financial advisor to the Company, that, as of May 8, 2001, the revised offer price is inadequate, from a financial point of view, to the Company's shareholders.
  . Weyerhaeuser's $50 proposal would be highly accretive to Weyerhaeuser, suggesting that Weyerhaeuser's shareholders would receive substantial value that is rightfully yours.

DON'T FORGET WEYERHAEUSER'S NOMINEES HAVE STRONG TIES TO WEYERHAEUSER.

We urge you to reject Weyerhaeuser's offer and their three nominees. Remember these nominees have:

  .  No public company director experience at all;
  . Each been paid $25,000 just to stand for election, and we believe two of them are receiving Weyerhaeuser pensions;
  . Indicated their intention, subject to their fiduciary duties, to support the sale of your company to Weyerhaeuser at the previous offer price of $48 per share.

In contrast, Willamette's nominees:

  . Have been collectively associated with the company and its successful record of building shareholder value as directors, executive officers, employees or outside advisors for over 70 years;
  . Are intimately familiar with the company and are committed to delivering superior value to Willamette's shareholders - not to Weyerhaeuser's shareholders.

YOUR BOARD HAS DETERMINED THAT THIS IS AN INADEQUATE HOSTILE OFFER.

WE URGE YOU TO STOP WEYERHAEUSER BY VOTING YOUR GREEN PROXY CARD TODAY.

We urge you to vote for our nominees in the upcoming proxy contest using the enclosed GREEN proxy card. The Board strongly recommends that you complete, sign, date and return the GREEN proxy card in the accompanying envelope promptly.

If you have previously signed a gold proxy card sent to you by Weyerhaeuser, you have every right to change your vote. Simply sign, date and mail the enclosed GREEN proxy card, which will revoke any earlier dated proxy cards solicited by Weyerhaeuser which you may have signed.

Thank you for your continued support.

On Behalf of Your Board of Directors

   Sincerely,


/s/ Duane C. McDougall                /s/ William Swindells

Duane C. McDougall                    William Swindells
Chief Executive Officer               Chairman of the Board

   Willamette Industries is an integrated forest products company with 105 plants, located in the U.S., France, Ireland and Mexico. The company owns 1.7 million acres of forestland in the U.S. and manages it sustainably to produce building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags.

                                    #  #  #

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward looking statement made by Willamette with respect to the Weyerhaeuser tender offer is not entitled to the benefit of the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions; the level of new housing starts and remodeling activity; the availability and terms of financing for construction; competitive factors, including pricing pressures; the cost and availability of wood fiber; the effect of natural disasters on the Company's timberlands; construction delays; risk of nonperformance by third parties; and the impact of environmental regulations and other costs associated with complying with such regulations. Please refer to Willamette Industries' Securities and Exchange Commission filings for further information.